As filed with the Securities and Exchange Commission on October 6, 2005

Registration Statement No. 333-128018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TGC INDUSTRIES, INC.

(Name of small business issuer in its charter)

Texas	1382	74-2095844
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1304 Summit, Suite 2
Plano, Texas 75074
(972) 881-1099

(Address and telephone number of principal executive offices)

Wayne A. Whitener
President and Chief Executive Officer
TGC Industries, Inc.
1304 Summit, Suite 2
Plano, Texas 75074
(972) 881-1099

(Name, address and telephone number of agent for service)

Copies to:

Rice M. Tilley, Jr.	Robert G. Reedy
Brian D. Barnard	Porter & Hedges, L.L.P.
Haynes and Boone, LLP	1000 Main Street, 36th Floor
201 Main Street, Suite 2200	Houston, Texas 77002
Fort Worth, Texas 76102	Telephone: (713) 226-6674
Telephone: (817) 347-6600	Facsimile: (713) 226-6274
Facsimile: (817) 347-6650

Approximate date of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒  333-128018

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 (File No. 333-128018) of TGC Industries, Inc. is filed solely to file a new Exhibit 1.1 “Underwriting Agreement” and a new Exhibit 5.1 “Legal Opinion of Haynes and Boone, LLP” as Exhibits to the Registration Statement. In accordance with Section 462(d) of the Securities Act of 1933, as amended, this Post-Effective Amendment shall become effective immediately upon filing with the Securities and Exchange Commission.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27.                 EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   EXHIBITS.

The following is a complete list of Exhibits filed as part of this registration statement. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-B.

EXHIBIT NO.	DESCRIPTION
*1.1	Underwriting Agreement.
3.1

Restated Articles of Incorporation (with amendment), filed as Exhibit 3.4 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, and incorporated herein by reference.

**3.2	Bylaws, as amended and restated December 1, 2004.
**4.1	Form of Specimen Stock Certificate.
4.2

Statement of Resolution Establishing Series of Preferred Stock of TGC Industries, Inc. filed as Exhibit 2 to the Company’s Current Report on Form 8-K dated August 11, 1993, and incorporated herein by reference.

4.3

Statement of Resolution Establishing Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit B to the Company’s Current Report on Form 8-K dated July 15, 1996, and incorporated herein by reference.

4.4

Statement of Resolution Regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-KSB/A for the fiscal year ended December 30, 1998, and incorporated herein by reference.

4.5

Statement of Resolution Regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.4 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2000, and incorporated herein by reference.

4.6

Statement of Resolution regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.5 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2001, and incorporated herein by reference.

4.7

Statement of Resolution regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.6 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2002, and incorporated herein by reference.

4.8

Statement of Resolution regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.7 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2004, and incorporated herein by reference

4.9

Form of Debenture Agreement and Debenture for 8% Subordinated Convertible Debentures, Series A filed as Exhibit 4.2 to the Company’s Registration Statement on Form SB-2/A on September 19, 1996 (Registration No. 333-12269), and incorporated herein by reference.

4.10

Form of Warrant Agreement dated July 28, 1995, as amended, and Warrant, filed as Exhibit 4.3 to the Company’s Registration Statement on Form SB-2 on September 19, 1996 (Registration No. 333-12269), as amended, and incorporated herein by reference.

4.11

Debenture Agreement dated December 10, 1999, with respect to the Company’s $2,500,000 8 1/2% Convertible Subordinated Debenture, Series B payable to Wedge Energy Services, L.L.C., filed as Exhibit 4.6 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and incorporated herein by reference.

4.12

Statement of Resolution Establishing 8 1/2% Senior Convertible Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.8 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2000, and incorporated herein by reference.

4.13

Statement of Resolution regarding 8 1/2% Senior Convertible Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.11 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2002, and incorporated herein by reference.

**4.14	Form of Warrant Agreement and Warrant Certificate dated September 10, 2002.
**4.15	Form of Warrant Agreement and Warrant Certificate dated June 12, 2003.
**4.16	Form of Warrant Agreement and Warrant Certificate dated December 15, 2004.
*5.1	Legal Opinion of Haynes and Boone, LLP.
10.1

Service Mark License Agreement dated as of July 31, 1986, between the Company and Supreme Industries, Inc. (formerly ESI Industries, Inc.), filed as Exhibit 10(b) to the Company’s Registration Statement on Form 10 on August 18, 1986 (Registration No. 0-14908), and incorporated herein by reference.

10.2	The Company’s 1993 Stock Option Plan, filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-2 on December 21, 1993 (Registration No. 33-73216), and incorporated by reference.
10.3	Amendment No. 1 to the 1993 Stock Option Plan filed as Exhibit 10.9 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, and incorporated herein by reference.
10.4	Amendment No. 2 to the 1993 Stock Option Plan filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, and incorporated herein by reference.
10.5

Warrant Agreements and Warrant Certificates dated July 30, 1999 issued by the Company to JMS Inc. Cust FBO William J. Barrett, JMS Inc. Cust FBO Herbert M. Gardner Keogh, Edward L. Flynn, Allen T. McInnes, and Wayne A. Whitener, filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and incorporated herein by reference.

10.6	1999 Stock Option Plan of TGC Industries, Inc. filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and incorporated herein by reference.
10.7

Amendment No. 1 to the 1999 Stock Option Plan filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-8 on August 27, 2004 (Registration No. 333-118588), and incorporated herein by reference.

10.8

Master Security Agreement by and among TGC Industries, Inc. and General Electric Capital Corporation, dated October 22, 2004 filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, and incorporated herein by reference.

10.9

Promissory Note for $2,386,649 by and among TGC Industries, Inc. and General Electric Capital Corporation, dated October 26, 2004 filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, and incorporated herein by reference.

10.10

Promissory Note for $3,366,253.04 by and among TGC Industries, Inc. and General Electric Capital Corporation, dated June 6, 2005 filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, and incorporated herein by reference.

10.11

Promissory Note by and among TGC Industries, Inc. and Sovereign Bank, N.A., dated April 26, 2005 filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, and incorporated herein by reference.

**10.12	Form of Warrant Purchase Agreement from Directors.
10.13

Employment Contract by and among TGC Industries, Inc. and Wayne A. Whitener, dated August 26, 2005, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 31, 2005, and incorporated herein by reference.

10.14	Form of Indemnification Agreement, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated August 31, 2005, and incorporated herein by reference.
10.15

Commercial Lease Agreement dated August 25, 2005, by and among TGC Industries, Inc. and JSS/Capital Avenue, L.P., filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated August 31, 2005, and incorporated herein by reference.

10.16

Promissory Note by and among TGC Industries, Inc. and Sovereign Bank, N.A., dated September 16, 2005, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.17

Business Loan Agreement by and among TGC Industries, Inc. and Sovereign Bank, N.A., dated September 16, 2005, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.18

Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 2, 2005, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.19

Amendment, dated September 9, 2005, to the Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 2, 2005, filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.20

Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 12, 2005, filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.21

Amendment, dated September 9, 2005, to the Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 12, 2005, filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.22

Amendment, dated September 12, 2005, to the Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 12, 2005, filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

**10.23	Equipment Sales Contract by and among TGC Industries, Inc. and Industrial Vehicles International, Inc., dated May 31, 2005.
**10.24	Sale Agreement by and among Tidelands Geophysical Co., Inc. and Geo-X Systems Ltd., dated October 13, 2004.
**10.25	Sale Agreement by and among Tidelands Geophysical Co., Inc. and Texas Seismic Rentals, Ltd., dated May 23, 2005.

10.26

Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 19, 2005, Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 30, 2005, and incorporated herein by reference.

**21.1	List of subsidiaries.
**23.1	Consent of Lane Gorman Trubitt LLP.
**23.2	Consent of Grant Thornton LLP.
*23.3	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1)
**24.1	Power of Attorney

*                    Filed herewith.

**    Previously filed.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, in the City of Plano, State of Texas, on October 6, 2005.

TGC INDUSTRIES, INC.
By:	/s/ WAYNE A. WHITENER
Wayne A. Whitener, President and Chief Executive
Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this amendment to the registration statement on Form SB-2 is signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ WAYNE A. WHITENER	President, Chief Executive	October 6, 2005
Wayne A. Whitener	Officer and Director (Principal Executive Officer)
/s/ DANIEL G. WINN*	Vice President	October 6, 2005
Daniel G. Winn
/s/ KENNETH W. USELTON*	Secretary, Treasurer	October 6, 2005
Kenneth W. Uselton	(Principal Financial and Accounting Officer)
/s/ WILLIAM J. BARRETT*	Director	October 6, 2005
William J. Barrett
/s/ EDWARD L. FLYNN*	Director	October 6, 2005
Edward L. Flynn
/s/ HERBERT M. GARDNER*	Director	October 6, 2005
Herbert M. Gardner
/s/ WILLIAM C. HURTT, JR.*	Director	October 6, 2005
William C. Hurtt, Jr.
/s/ ALLEN T. MCINNES*	Director	October 6, 2005
Allen T. McInnes
By: /s/ WAYNE A. WHITENER		October 6, 2005
Wayne A. Whitener* Attorney-in-fact

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
*1.1	Underwriting Agreement.
3.1

Restated Articles of Incorporation (with amendment), filed as Exhibit 3.4 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, and incorporated herein by reference.

**3.2	Bylaws, as amended and restated December 1, 2004.
**4.1	Form of Specimen Stock Certificate.
4.2

Statement of Resolution Establishing Series of Preferred Stock of TGC Industries, Inc. filed as Exhibit 2 to the Company’s Current Report on Form 8-K dated August 11, 1993, and incorporated herein by reference.

4.3

Statement of Resolution Establishing Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit B to the Company’s Current Report on Form 8-K dated July 15, 1996, and incorporated herein by reference.

4.4

Statement of Resolution Regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-KSB/A for the fiscal year ended December 30, 1998, and incorporated herein by reference.

4.5

Statement of Resolution Regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.4 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2000, and incorporated herein by reference.

4.6

Statement of Resolution regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.5 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2001, and incorporated herein by reference.

4.7

Statement of Resolution regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.6 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2002, and incorporated herein by reference.

4.8

Statement of Resolution regarding Series C 8% Convertible Exchangeable Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.7 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2004, and incorporated herein by reference

4.9

Form of Debenture Agreement and Debenture for 8% Subordinated Convertible Debentures, Series A, filed as Exhibit 4.2 to the Company’s Registration Statement on Form SB-2/A on September 19, 1996 (Registration No. 333-12269), and incorporated herein by reference.

4.10

Form of Warrant Agreement dated July 28, 1995, as amended, and Warrant, filed as Exhibit 4.3 to the Company’s Registration Statement on Form SB-2 on September 19, 1996 (Registration No. 333-12269), as amended, and incorporated herein by reference.

4.11

Debenture Agreement dated December 10, 1999, with respect to the Company’s $2,500,000 8 1/2% Convertible Subordinated Debenture, Series B payable to Wedge Energy Services, L.L.C., filed as Exhibit 4.6 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and incorporated herein by reference.

4.12

Statement of Resolution Establishing 8 1/2% Senior Convertible Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.8 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2000, and incorporated herein by reference.

4.13

Statement of Resolution regarding 8 1/2% Senior Convertible Preferred Stock of TGC Industries, Inc. filed as Exhibit 4.11 to the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2002, and incorporated herein by reference.

**4.14	Form of Warrant Agreement and Warrant Certificate dated September 10, 2002.
**4.15	Form of Warrant Agreement and Warrant Certificate dated June 12, 2003.
**4.16	Form of Warrant Agreement and Warrant Certificate dated December 15, 2004.
*5.1	Legal Opinion of Haynes and Boone, LLP.
10.1

Service Mark License Agreement dated as of July 31, 1986, between the Company and Supreme Industries, Inc. (formerly ESI Industries, Inc.), filed as Exhibit 10(b) to the Company’s Registration Statement on Form 10 on August 18, 1986 (Registration No. 0-14908), and incorporated herein by reference.

10.2	The Company’s 1993 Stock Option Plan, filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-2 on December 21, 1993 (Registration No. 33-73216), and incorporated by reference.
10.3	Amendment No. 1 to the 1993 Stock Option Plan filed as Exhibit 10.9 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, and incorporated herein by reference.
10.4	Amendment No. 2 to the 1993 Stock Option Plan filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, and incorporated herein by reference.
10.5

Warrant Agreements and Warrant Certificates dated July 30, 1999 issued by the Company to JMS Inc. Cust FBO William J. Barrett, JMS Inc. Cust FBO Herbert M. Gardner Keogh, Edward L. Flynn, Allen T. McInnes, and Wayne A. Whitener, filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and incorporated herein by reference.

10.6	1999 Stock Option Plan of TGC Industries, Inc. filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and incorporated herein by reference.
10.7

Amendment No. 1 to the 1999 Stock Option Plan, filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-8 on August 27, 2004 (Registration No. 333-118588), and incorporated herein by reference.

10.8

Master Security Agreement by and among TGC Industries, Inc. and General Electric Capital Corporation, dated October 22, 2004 filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, and incorporated herein by reference.

10.9

Promissory Note for $2,386,649 by and among TGC Industries, Inc. and General Electric Capital Corporation, dated October 26, 2004 filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, and incorporated herein by reference.

10.10

Promissory Note for $3,366,253.04 by and among TGC Industries, Inc. and General Electric Capital Corporation, dated June 6, 2005 filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, and incorporated herein by reference.

10.11

Promissory Note by and among TGC Industries, Inc. and Sovereign Bank, N.A., dated April 26, 2005 filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, and incorporated herein by reference.

**10.12	Form of Warrant Purchase Agreement from Directors.
10.13

Employment Contract by and among TGC Industries, Inc. and Wayne A. Whitener, dated August 26, 2005, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 31, 2005, and incorporated herein by reference.

10.14	Form of Indemnification Agreement, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated August 31, 2005, and incorporated herein by reference.
10.15

Commercial Lease Agreement dated August 25, 2005, by and among TGC Industries, Inc. and JSS/Capital Avenue, L.P., filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated August 31, 2005, and incorporated herein by reference.

10.16

Promissory Note by and among TGC Industries, Inc. and Sovereign Bank, N.A., dated September 16, 2005, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.17

Business Loan Agreement by and among TGC Industries, Inc. and Sovereign Bank, N.A., dated September 16, 2005, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.18

Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 2, 2005, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.19

Amendment, dated September 9, 2005, to the Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 2, 2005, filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.20

Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 12, 2005, filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.21

Amendment, dated September 9, 2005, to the Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 12, 2005, filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

10.22

Amendment, dated September 12, 2005, to the Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 12, 2005, filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K dated September 20, 2005, and incorporated herein by reference.

**10.23	Equipment Sales Contract by and among TGC Industries, Inc. and Industrial Vehicles International, Inc., dated May 31, 2005.
**10.24	Sale Agreement by and among Tidelands Geophysical Co., Inc. and Geo-X Systems Ltd., dated October 13, 2004.
**10.25	Sale Agreement by and among Tidelands Geophysical Co., Inc. and Texas Seismic Rentals, Ltd., dated May 23, 2005.

10.26

Promissory Note by and among TGC Industries, Inc. and General Electric Capital Corporation, dated September 19, 2005, Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 30, 2005, and incorporated herein by reference.

**21.1	List of subsidiaries.
**23.1	Consent of Lane Gorman Trubitt LLP.
**23.2	Consent of Grant Thornton LLP
*23.3	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1)
**24.1	Power of Attorney

*                    Filed herewith.

**    Previously filed.